Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Andrew Johnson (Media): andrew.r.johnson@aig.com

AIG Reports Excellent First Quarter 2026 Results
■Net income per diluted share of $1.41, an increase of 22% year-over-year; Adjusted after-tax income* (AATI) per diluted share of $2.11, an increase of 80% year-over-year
■General Insurance net premiums written (NPW) of $5.6 billion, an increase of 24% year-over-year on a reported basis, or 18% on a constant dollar basis*, driven by 21%* growth in Global Commercial and 11%* growth in Global Personal
■General Insurance underwriting income of $774 million, more than tripled, or increased 219% year-over-year
■General Insurance combined ratio of 87.3%, an 850 basis point improvement year-over-year; Accident year combined ratio, as adjusted* (AYCR) of 86.6%, a 120 basis point improvement
■Net investment income of $712 million, a decrease of 36% year-over-year; Net investment income on an adjusted pre-tax income* (APTI) basis of $915 million, an increase of 8%
■Return on equity (ROE) of 7.5% and Core Operating ROE* of 12.2%
■Returned $760 million of capital to shareholders, including $519 million of share repurchases and $241 million of dividends in the quarter
■On April 30, AIG’s Board of Directors declared a cash dividend of $0.50 per share on AIG common stock, an 11% increase from prior quarterly dividends, marking the fourth consecutive year of 10%+ dividend increases
■On February 6, AIG completed the acquisition of a 35% equity interest in Convex Group Limited and a 9.9% ownership stake in its majority shareholder Onex Corporation

NEW YORK, April 30, 2026 – American International Group, Inc. (NYSE: AIG) today reported financial results for the first quarter ended March 31, 2026.

“AIG entered 2026 with significant momentum and delivered outstanding first quarter results, highlighting the strength of our underwriting capabilities and sustained earnings momentum across our businesses. The adjusted after-tax income per diluted share was $2.11 for the quarter, an 80% increase year-over-year, and Core Operating ROE was 12.2%,” said Peter Zaffino, AIG Chairman & Chief Executive Officer.

“We delivered impressive top-line growth with net premiums written increasing 24% year-over-year on a reported basis or 18% on a constant dollar basis. North America Commercial increased 36% year-over-year, International Commercial increased 12% and Global Personal increased 11%, all on a constant dollar basis. All three segments performed exceptionally well, supported by our recent strategic transactions, favorable January 1 reinsurance renewal outcomes and profitable organic growth.

“Underwriting income for the first quarter more than tripled year-over-year to $774 million. The calendar year combined ratio was 87.3%, an improvement of 850 basis points year-over-year. The accident year combined ratio, as adjusted, was 86.6%, an improvement of 120 basis points year-over-year.

“We continue to execute against a disciplined capital management strategy, maintaining a strong balance sheet and returning capital to shareholders. During the quarter, we returned $760 million of capital to shareholders, including $519 million of share repurchases and $241 million of dividends.

“On April 30, the AIG Board of Directors approved an 11% increase in our quarterly dividend to $0.50 per share starting in the second quarter of 2026, the fourth consecutive year of double-digit percentage increases, reflecting confidence in the long-term outlook of AIG.

“Looking ahead, we are confident in our ability to navigate an increasingly complex global risk landscape while continuing to deliver disciplined, profitable growth, and we remain on track to meet or exceed the financial objectives that we outlined at our Investor Day in March 2025. Our ability to consistently deliver strong financial results while positioning AIG for long-term success is a direct result of our incredible colleagues around the world and their extraordinary effort, commitment and capacity to execute.”

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this press release under the heading Comment on Regulation G and Non-GAAP Financial Measures.

FINANCIAL SUMMARY

	Three Months Ended March 31,
($ and shares in millions, except per share amounts)	2025	2026
Net income attributable to AIG common shareholders	$698	$763
Net income per diluted share attributable to AIG common shareholders	$1.16	$1.41

Net investment income	$1,105	$712
Net investment income, APTI basis	845	915

Adjusted pre-tax income (loss)	$909	$1,503
General Insurance	975	1,628
Other Operations	(66)	(125)

Adjusted after-tax income attributable to AIG common shareholders	$702	$1,146
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$1.17	$2.11

Weighted average common shares outstanding - diluted	599.2	542.2

Return on equity	6.7%	7.5%
Adjusted return on equity	6.4%	10.9%
Core operating return on equity	7.7%	12.2%

Book value per share	$71.38	$75.82
Adjusted book value per share	$74.45	$78.55
Adjusted tangible book value per share	$67.96	$70.85
Core operating book value per share	$61.72	$71.54

Common shares outstanding (in millions)	580.4	532.9

For the first quarter of 2026, net income attributable to AIG common shareholders was $763 million, or $1.41 per diluted common share, compared to net income of $698 million, or $1.16 per diluted common share, in the prior year quarter. The year-over-year increase was primarily due to higher underwriting income and net investment income in General Insurance, partially offset by changes in the fair value of AIG's investments in Corebridge Financial, Inc. (Corebridge) and equity securities.

AATI was $1.1 billion, or $2.11 per diluted common share, for the first quarter of 2026, compared to $702 million, or $1.17 per diluted common share, in the prior year quarter, reflecting higher underwriting income and higher net investment income in General Insurance.

Total net investment income for the first quarter of 2026 was $712 million, down 36% from $1.1 billion in the prior year quarter, primarily due to changes in the fair value of AIG's investments in Corebridge and equity securities, partially offset by higher income on available-for-sale fixed maturity securities. Total net investment income on an APTI basis was $915 million, an increase of 8% from $845 million in the prior year quarter. Net investment income attributed to General Insurance was up 17% from the prior year quarter.

AIG returned $760 million to shareholders in the first quarter of 2026 through $519 million of common stock repurchases, representing approximately 7 million shares, and $241 million of common stock dividends. Total debt to total capital ratio at March 31, 2026 was 18.2% and total debt to total adjusted capital* ratio was 17.7%. During the quarter, AIG’s ownership of Corebridge common stock was reduced to 5.6% with the sale of shares for aggregate proceeds of approximately $750 million.

ROE and Core Operating ROE were 7.5% and 12.2%, respectively, in the first quarter of 2026. Book value per share was $75.82 as of March 31, 2026, a decrease of 1% from December 31, 2025. Adjusted tangible book value per share* was $70.85, an increase of 1% from December 31, 2025.

On April 30, 2026, the AIG Board of Directors declared a quarterly cash dividend on AIG common stock of $0.50 per share, representing an 11% increase from prior quarterly dividends. This is the fourth consecutive year of a double-digit increase in the common dividend. The dividend is payable on June 29, 2026 to shareholders of record at the close of business on June 15, 2026.

GENERAL INSURANCE

	Three Months Ended March 31,
($ in millions)	2025	2026	Change
Gross premiums written	$9,011	$10,012	11%
Net premiums written	$4,526	$5,599	24%
Net premiums written, on constant dollar basis			18%
Underwriting income (loss)	$243	$774	219%

Net investment income	$736	$864	17%
Adjusted pre-tax income(a)	$975	$1,628	67%

Underwriting ratios:
General Insurance (GI) CR	95.8	87.3	(8.5)	pts
GI Loss ratio	65.3	58.0	(7.3)
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(9.1)	(3.0)	6.1
Prior year development, net of prior year premiums	1.1	2.3	1.2
GI Accident year loss ratio, as adjusted	57.3	57.3	—
GI Expense ratio	30.5	29.3	(1.2)
GI Accident year combined ratio, as adjusted	87.8	86.6	(1.2)	pts
•First quarter NPW of $5.6 billion increased 24% from the prior year quarter on a reported basis, or increased 18% on a constant dollar basis. The growth was primarily driven by the impact of strategic transactions, reinsurance program changes as well as organic growth in targeted areas.
•Underwriting income was $774 million, a 219% increase from the prior year quarter, driven by lower catastrophe-related charges, improved accident year underwriting results and higher favorable prior year development (PYD).
•Total catastrophe-related charges were $180 million, representing 3.0 loss ratio points, compared to $525 million, representing 9.1 loss ratio points, in the prior year quarter.
•First quarter 2026 included favorable PYD, net of reinsurance and prior year premiums, of $132 million, compared to $64 million in the prior year quarter, primarily due to favorable development in U.S. Property and U.S. Financial Lines.
•The combined ratio was 87.3%, a 850 basis point improvement from 95.8% in the prior year quarter, largely driven by lower catastrophe charges and higher favorable PYD. The AYCR was 86.6%, compared to 87.8% in the prior year quarter, with the improvement driven by a lower expense ratio.
•General Insurance APTI of $1.6 billion increased 67% from the prior year quarter, driven by higher underwriting income as well as higher net investment income.

(a)In the first quarter of 2026, AIG realigned and began reporting Amortization of intangible assets in General Insurance from Other Operations; historical results have been recast to reflect these changes.

GENERAL INSURANCE - NORTH AMERICA COMMERCIAL

	Three Months Ended March 31,
($ in millions)	2025	2026	Change
Net premiums written	$1,174	$1,605	37%
Net premiums written, on constant dollar basis			36%
Underwriting income (loss)	$129	$327	153%

Underwriting ratios:
CR	93.9	85.5	(8.4)	pts
AYCR, as adjusted	84.3	85.5	1.2	pts

•First quarter NPW of $1.6 billion increased 37% from the prior year quarter, or 36% on a constant dollar basis, primarily driven by reinsurance program changes, the Everest Group (Everest) renewals in our retail business as well as organic growth in targeted areas.
•The combined ratio was 85.5% compared to 93.9% in the prior year quarter. The improvement of 840 basis points was driven by lower catastrophe-related charges and higher favorable PYD. The AYCR was 85.5% compared to 84.3% in the prior year quarter, with the increase primarily driven by changes in business mix.

GENERAL INSURANCE - INTERNATIONAL COMMERCIAL

	Three Months Ended March 31,
($ in millions)	2025	2026	Change
Net premiums written	$2,027	$2,450	21%
Net premiums written, on constant dollar basis			12%
Underwriting income (loss)	$240	$278	16%

Underwriting ratios:
CR	88.2	87.3	(0.9)	pts
AYCR, as adjusted	85.4	85.1	(0.3)	pts

•First quarter NPW of $2.5 billion increased 21% from the prior year quarter, or 12% on a constant dollar basis, primarily driven by the Convex Group whole account quota share, the Everest renewals and reinsurance program changes.
•The combined ratio was 87.3% compared to 88.2% in the prior year quarter. The improvement of 90 basis points was driven by lower catastrophe-related charges, lower GOE ratio, and favorable PYD, partially offset by prior year premiums. The AYCR was 85.1%, compared to 85.4% in the prior year quarter, with the improvement primarily driven by changes in business mix.

GENERAL INSURANCE - GLOBAL PERSONAL

	Three Months Ended March 31,
($ in millions)	2025	2026	Change
Net premiums written	$1,325	$1,544	17%
Net premiums written, on constant dollar basis			11%
Underwriting income (loss)	$(126)	$169	NM	%

Underwriting ratios:
CR	107.9	89.4	(18.5)	pts
AYCR, as adjusted	95.6	89.9	(5.7)	pts

•First quarter NPW of $1.5 billion increased 17% from the prior year quarter, or 11% on a constant dollar basis, primarily driven by reinsurance program changes as well as organic growth in our U.S. High Net Worth business and Accident and Health.
•The combined ratio was 89.4%, compared to 107.9% in the prior year quarter. The improvement of 1,850 basis points was primarily driven by lower catastrophe-related charges and favorable PYD. The AYCR was 89.9%, improving 570 basis points from the prior year quarter, driven by changes in business mix, improved commission terms in U.S. High Net Worth business, and underwriting actions leading to stronger underlying profitability.

OTHER OPERATIONS

	Three Months Ended March 31,
($ in millions)	2025	2026	Change
Net investment income and other	$110	$54	(51)%
Corporate and other general operating expenses	(85)	(79)	7
Interest expense	(91)	(100)	(10)
Adjusted pre-tax loss(a)	$(66)	$(125)	(89)%
(a)In the third quarter of 2025, AIG began excluding the net results of run-off businesses previously reported in General Insurance from Adjusted pre-tax income.

•Other Operations predominantly consists of Net investment income from our AIG Parent liquidity portfolio, Corebridge dividend income, corporate GOE, and Interest expense.
•Net investment income and other decreased $56 million from the prior year quarter, mainly due to lower parent liquidity levels and lower dividend income received from Corebridge as a result of our lower ownership stake.
•Corporate and other GOE improved $6 million from the prior year quarter.
•Interest expense increased $9 million from the prior year quarter, primarily driven by a new debt issuance in 2025, partially offset by debt interest savings from debt repurchases.

CONFERENCE CALL
AIG will host a conference call tomorrow, Friday, May 1, 2026 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live, listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

#    #    #

Additional supplementary financial data is available in the Investors section at www.aig.com.

Cautionary Note on Forward-Looking Statements
Certain statements in this press release and other publicly available documents may include, and members of management may from time to time make and discuss, statements which, to the extent they are not statements of historical or present fact, may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward‑looking statements are intended to provide management’s current expectations or plans for future operating and financial performance, based on assumptions currently believed to be valid and accurate. Forward-looking statements are often preceded by, followed by or include words such as “will,” “believe,” “anticipate,” “expect,” “expectations,” “intend,” “strive,” “plan,” “strategy,” “prospects,” “project,” “anticipate,” “should,” “guidance,” “outlook,” “view,” “target,” “goal,” “estimate” and other words of similar meaning in connection with a discussion of future operating or financial performance. These statements may include, among other things, projections, goals and assumptions that relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expense reduction efforts, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, the effect of catastrophic events, both natural and man-made, and macroeconomic and/or geopolitical events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, the successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results, and other statements that are not historical facts.

All forward-looking statements involve risks, uncertainties and other factors that may cause actual results and financial condition to differ, possibly materially, from the results and financial condition expressed or implied in the forward-looking statements. Factors that could cause actual results to differ, possibly materially, from those in specific projections, targets, goals, plans, assumptions and other forward-looking statements include, without limitation:

•the impact of adverse developments affecting economic conditions in the markets in which we operate, including financial market conditions, a U.S. federal government shutdown, macroeconomic trends, changes in trade policies, including tariffs, fluctuations in interest rates and foreign currency exchange rates, inflationary pressures, including social inflation, pressures on the commercial real estate market, pandemics, and geopolitical events or conflicts;
•the occurrence of catastrophic events, both natural and man-made, which may be exacerbated by the effects of climate change;
•disruptions in the availability or accessibility of our or a third party’s information technology systems, including hardware and software, infrastructure or networks, and the inability to safeguard the confidentiality and integrity of customer, employee or company data due to cyberattacks, data security breaches or infrastructure vulnerabilities;
•our ability to effectively implement technological advancements, including the use of artificial intelligence (AI), and respond to competitors' AI and other technology initiatives;
•our ability to successfully complete strategic transactions, including to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses, and the anticipated benefits thereof;
•the effects of changes in laws and regulations, including those relating to privacy, data protection, cybersecurity and AI, and the regulation of insurance, in the U.S. and other countries in which we operate;
•concentrations in our investment portfolios;
•changes in the valuation of our investments;
•our reliance on third-party investment managers;
•nonperformance or defaults by counterparties;
•our reliance on third parties to provide certain business and administrative services;
•our ability to adequately assess risk and estimate related losses as well as the effectiveness of our enterprise risk management policies and procedures;

•changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;
•concentrations of our insurance, reinsurance and other risk exposures;
•availability of adequate reinsurance or access to reinsurance on acceptable terms;
•changes to tax laws in the countries in which we operate;
•the effectiveness of strategies to retain and recruit key personnel and to implement effective succession plans;
•the effects of sanctions and the failure to comply with those sanctions;
•difficulty in marketing and distributing products through current and future distribution channels;
•actions by rating agencies with respect to our credit and financial strength ratings as well as those of its businesses and subsidiaries;
•changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;
•our ability to address evolving global stakeholder expectations and regulatory requirements including with respect to environmental, social and governance matters and to effectively execute on sustainability targets and standards;
•our ability to effectively implement restructuring initiatives and potential cost-savings opportunities;
•changes to sources of or access to liquidity;
•changes in accounting principles and financial reporting requirements or their applicability to us;
•the outcome of significant legal, regulatory or governmental proceedings; and
•such other factors discussed in:
•Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 (which will be filed with the Securities and Exchange Commission (SEC);
•Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in our Annual Report on Form 10-K for the year ended December 31, 2025; and
•our other filings with the SEC.
Forward-looking statements speak only as of the date of this press release, or in the case of any document incorporated by reference, the date of that document. AIG is not under any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in any forward-looking statements is disclosed from time to time in our filings with the SEC.
#    #    #

COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES
Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under SEC rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this press release or in the First Quarter 2026 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.
Unless otherwise mentioned or unless the context indicates otherwise, we use the terms “AIG,” “we,” “us” and “our” to refer to American International Group, Inc., a Delaware corporation, and its consolidated subsidiaries.
AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of operations and trends of AIG’s segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.
Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income before income tax:
•changes in the fair values of equity securities, AIG's investment in Corebridge and gain/loss on sale of shares;
•net investment income on Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG (Fortitude Re funds withheld assets);
•net realized gains and losses on Fortitude Re funds withheld assets;
•loss (gain) on extinguishment of debt;
•all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income);
•income or loss from discontinued operations;
•net loss reserve discount benefit (charge);
•net results of businesses in run-off;
•non-operating pension expenses;
•net gain or loss on divestitures and other;
•non-operating litigation reserves and settlements;
•restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•the portion of favorable or unfavorable prior year reserve development for which we have ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;
•integration and transaction costs associated with acquiring or divesting businesses;
•losses from the impairment of goodwill; and
•non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles.
Adjusted After-tax Income attributable to AIG common shareholders (adjusted after-tax income or AATI) is derived by excluding the tax effected APTI adjustments described above, noncontrolling interest on net realized gains (losses), other non-operating expenses and the following tax items from net income attributable to AIG:
•deferred income tax valuation allowance releases and charges; and
•changes in uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance.
See page 15 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income attributable to AIG common shareholders.

Book value per share, excluding investments related cumulative unrealized gains and losses recorded in Accumulated other comprehensive income (loss) (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets (collectively, Investments AOCI) (Adjusted book value per share) is used to show the amount of our net worth on a per share basis after eliminating the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. Adjusted book value per share is derived by dividing total AIG common shareholders’ equity, excluding Investments AOCI (AIG adjusted common shareholders' equity) by total common shares outstanding.
Book Value per share, excluding Investments AOCI, Goodwill, Value of business acquired (VOBA), Value of distribution channel acquired (VODA) and Other intangible assets (Adjusted tangible book value per share) is used to provide a useful measure of the realizable shareholder value on a per share basis after eliminating the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions and Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. Adjusted tangible book value per share is derived by dividing AIG adjusted common equity, excluding intangible assets, (AIG adjusted tangible common shareholders’ equity) by total common shares outstanding.
Book value per share, excluding Investments AOCI, deferred tax assets (DTA) and AIG’s ownership interest in Corebridge (Core operating book value per share) is used to show the amount of our net worth on a per share basis after eliminating Investments AOCI, DTA and AIG’s ownership interest in Corebridge. We believe this measure is useful to investors because it eliminates the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. We also exclude the portion of DTA representing U.S. tax attributes related to net operating loss carryforwards (NOLs), corporate alternative minimum tax credits (CAMTCs) and foreign tax credits (FTCs) that have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As NOLs, CAMTCs and FTCs are utilized, the corresponding portion of the DTA utilized is included. We exclude AIG’s ownership interest in Corebridge since it is not a core long-term investment for AIG. Core operating book value per share is derived by dividing total AIG common shareholders’ equity, excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge (AIG core operating shareholders’ equity) by total common shares outstanding.
Total debt to total adjusted capital ratio is used to show the AIG’s debt leverage adjusted for Investments AOCI and is derived by dividing total debt by total capital excluding Investments AOCI (Total adjusted capital). We believe this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period due to changes in market conditions. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re.
Return on equity – Adjusted after-tax income excluding Investments AOCI (Adjusted return on equity) is used to show the rate of return on common shareholders’ equity excluding Investments AOCI. We believe this measure is useful to investors because it eliminates the fair value of investments which can fluctuate significantly from period to period due to changes in market conditions. Adjusted return on equity is derived by dividing actual or, for interim periods, annualized adjusted after-tax income attributable to AIG common shareholders by average AIG adjusted common shareholders’ equity.
Return on equity – Adjusted after-tax income excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge (Core operating return on equity) is used to show the rate of return on common shareholders’ equity excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge. We believe this measure is useful to investors because it eliminates the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. We also exclude the portion of DTA representing U.S. tax attributes related to NOLs, CAMTCs and FTCs that have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As NOLs, CAMTCs and FTCs are utilized, the corresponding portion of the DTA utilized is included. We exclude AIG’s ownership interest in Corebridge since it is not a core long-term investment for AIG. We believe this metric provides investors with greater insight as to the underlying profitability of our property and casualty business. Core operating return on equity is derived by dividing actual or, for interim periods, annualized adjusted after-tax income attributable to AIG common shareholders by average AIG core operating shareholders’ equity.

Ratios: We, along with most property and casualty insurance companies, use the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. Our ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.
Accident year loss and Accident year combined ratios, as adjusted (Accident year loss ratio, ex-CAT and Accident year combined ratio, ex-CAT): both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses (CATs) and related reinstatement premiums, net of reinsurance, and prior year development, net of prior year premiums, net of reinsurance, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events, in each case, having a net impact on AIG in excess of $10 million and man-made catastrophe losses, such as terrorism and civil unrest that exceed the $10 million threshold. We believe that as adjusted ratios are meaningful measures of our underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. We also exclude prior year development to provide transparency related to current accident year results.
Underwriting ratios are computed net of reinsurance and as follows:
a.Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b.Acquisition ratio = Total acquisition expenses ÷ NPE
c.General operating expense ratio = General operating expenses ÷ NPE
d.Expense ratio = Acquisition ratio + General operating expense ratio
e.Combined ratio = Loss ratio + Expense ratio
f.CATs and reinstatement premiums ratio = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes] – Loss ratio
g.Accident year loss ratio, as adjusted (AYLR, ex-CAT) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums]
h.Accident year combined ratio, as adjusted (AYCR, ex-CAT) = AYLR ex-CAT + Expense ratio
i.Prior year development, net of prior year premiums ratio = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums] – Loss ratio – CATs and reinstatement premiums ratio.
Results from discontinued operations are excluded from all of these measures.
#    #    #

American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in more than 200 countries and jurisdictions protect their assets and manage risks through AIG operations, licenses and authorizations as well as network partners.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income
	Three Months Ended March 31,
	2025			2026
		Total Tax			Total Tax
		(Benefits)	After		(Benefits)	After
	Pre-tax	Charge	Tax	Pre-tax	Charge	Tax
Pre-tax income/Net income, including noncontrolling interests	$960	$262	$698	$987	$224	$763
Noncontrolling interests			—			—
Pre-tax income/Net income attributable to AIG common shareholders	960	262	698	987	224	763
Adjustments:
Changes in uncertain tax positions and other tax adjustments		6	(6)		93	(93)
Deferred income tax valuation allowance (releases) charges		2	(2)		(83)	83
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain/loss on sale of shares	(217)	(46)	(171)	237	50	187
Net investment income on Fortitude Re funds withheld assets	(40)	(8)	(32)	(23)	(5)	(18)
Net realized losses on Fortitude Re funds withheld assets	2	—	2	13	3	10
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	41	9	32	(10)	(2)	(8)
Net realized losses(a)	66	(38)	104	136	43	93
Net (gain) loss on divestitures and other(b)	(3)	(1)	(2)	127	27	100
Non-operating litigation reserves and settlements	(11)	(2)	(9)	—	—	—
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	9	2	7	(8)	(2)	(6)
Net loss reserve discount (benefit) charge	17	3	14	(48)	(10)	(38)
Net results of businesses in run-off(c)	(5)	(1)	(4)	5	1	4
Non-operating pension expenses	5	1	4	(1)	—	(1)
Integration and transaction costs associated with acquiring or divesting businesses	5	1	4	7	1	6
Restructuring and other costs	76	16	60	76	16	60
Non-recurring costs related to regulatory or accounting changes	4	1	3	5	1	4
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$909	$207	$702	$1,503	$357	$1,146
(a)Includes all Net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.
(b)In the three months ended March 31, 2026, Net loss on divestitures and other primarily relates to a change in estimate for earn-out considerations associated with the dispositions of Validus Reinsurance, Ltd. and global personal travel and assistance business.
(c)In the third quarter of 2025, AIG began excluding the net results of run-off businesses previously reported in General Insurance from Adjusted pre-tax income.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of General Insurance Net Investment Income and Other and Adjusted Pre-tax Income
	Three Months Ended March 31,
	2025		2026
	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)
Net investment income and other/Pre-tax income (loss)(a)	$756	$849	$784	$1,341
Other income (expense) - net	—	—	(2)	—
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain/loss on sale of shares	(20)	(20)	82	82
Net investment income on Fortitude Re funds withheld assets	1	1	—	—
Net realized losses on Fortitude Re funds withheld assets	—	2	—	—
Net realized (gains) losses	(1)	53	—	156
Net (gain) loss on divestitures and other	—	6	—	(3)
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	—	14	—	5
Net loss reserve discount (benefit) charge	—	17	—	(48)
Non-operating pension expenses	—	4	—	1
Integration and transaction costs associated with acquiring or divesting businesses	—	—	—	32
Restructuring and other costs	—	45	—	57
Non-recurring costs related to regulatory or accounting changes	—	4	—	5
Net investment income and other, APTI basis/Adjusted pre-tax income (loss)	$736	$975	$864	$1,628

Reconciliations of Other Operations Net Investment Income and Other and Adjusted Pre-tax Income
	Three Months Ended March 31,
	2025		2026
	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)
Net investment income and other/Pre-tax income (loss)(a)	$360	$111	$(71)	$(354)
Consolidation and Eliminations	(1)	—	1	—
Other income (expense) - net	(9)	—	1	—
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain/loss on sale of shares	(197)	(197)	155	155
Net investment income on Fortitude Re funds withheld assets	(41)	(41)	(23)	(23)
Net realized (gains) losses on Fortitude Re funds withheld assets	—	—	—	13
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	—	41	—	(10)
Net realized (gains) losses	3	13	—	(20)
Net (gain) loss on divestitures and other	—	(9)	—	130
Non-operating litigation reserves and settlements	—	(11)	—	—
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	—	(5)	—	(13)
Net results of businesses in run-off	(5)	(5)	(9)	5
Non-operating pension expenses	—	1	—	(2)
Integration and transaction costs associated with acquiring or divesting businesses	—	5	—	(25)
Restructuring and other costs	—	31	—	19
Net investment income and other, APTI basis/Adjusted pre-tax income (loss)	$110	$(66)	$54	$(125)
(a)In the first quarter of 2026, AIG realigned and began reporting Amortization of intangible assets in General Insurance from Other Operations; historical results have been recast to reflect these changes.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Summary of Key Financial Metrics
	Three Months Ended March 31,
Earnings per common share:	2025	2026	% Inc. (Dec.)
Basic	$1.18	$1.42	20.3%
Diluted	$1.16	$1.41	21.6%
Adjusted after-tax income attributable to AIG common shareholders per diluted share	$1.17	$2.11	80.3%
Weighted average shares outstanding:
Basic	593.8	538.1
Diluted	599.2	542.2

Reconciliation of Net Investment Income
	Three Months Ended
	March 31,
	2025	2026
Net Investment Income per Consolidated Statements of Operations	$1,105	$712
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain/loss on sale of shares	(217)	237
Net investment income on Fortitude Re funds withheld assets	(40)	(23)
Net realized gains (losses) related to economic hedges and other	2	(2)
Net investment income of businesses in run-off	(5)	(9)
Total Net Investment Income - APTI Basis	$845	$915

Reconciliation of Total Debt to Total Capital
Three Months Ended
March 31, 2026
Total financial and hybrid debt	$8,984

Total capital	$49,413
Less non-redeemable noncontrolling interests	24
Less Investments AOCI	(1,456)
Total adjusted capital	$50,845

Hybrid - debt securities / Total capital	1.0%
Financial debt / Total capital	17.2
Total debt / Total capital	18.2
Adjusted capital impact	(0.5)
Total debt / Total adjusted capital	17.7%

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Book Value per Share
As of period end:	March 31, 2025	December 31, 2025	March 31, 2026
Total AIG common shareholders' equity (a)	$41,431	$41,139	$40,405
Less: Investments AOCI	(2,443)	(1,376)	(1,993)
Add: Cumulative unrealized gains and losses related to Fortitude Re Funds withheld assets	(664)	(523)	(537)
Subtotal Investments AOCI	(1,779)	(853)	(1,456)
Total adjusted common shareholders' equity (b)	$43,210	$41,992	$41,861

Total adjusted common shareholders' equity (b)	$43,210	$41,992	$41,861
Total intangible assets	3,764	4,119	4,103
AIG adjusted tangible common shareholders' equity (d)	$39,446	$37,873	$37,758

Total AIG common shareholders' equity (a)	$41,431	$41,139	$40,405
Less: AIG's ownership interest in Corebridge	4,018	1,512	607
Less: Investments related AOCI - AIG	(2,443)	(1,376)	(1,993)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets - AIG	(664)	(523)	(537)
Subtotal Investments AOCI - AIG	(1,779)	(853)	(1,456)
Less: Deferred tax assets	3,370	3,278	3,132
AIG core operating shareholders' equity (e)	$35,822	$37,202	$38,122
Total common shares outstanding (f)	580.4	538.2	532.9

As of period end:	March 31, 2025	% Inc. (Dec.)	December 31, 2025	% Inc. (Dec.)	March 31, 2026
Book value per share (a÷f)	$71.38	6.2%	$76.44	(0.8)%	$75.82
Adjusted book value per share (b÷f)	74.45	5.5	78.02	0.7	78.55
Adjusted tangible book value per share (d÷f)	67.96	4.3	70.37	0.7	70.85
Core operating book value per share (e÷f)	61.72	15.9	69.12	3.5	71.54

Reconciliation of Return On Equity
	Three Months Ended March 31,
	2025	2026
Actual or annualized net income (loss) attributable to AIG common shareholders (a)	$2,792	$3,052
Actual or annualized adjusted after-tax income attributable to AIG common shareholders (b)	$2,808	$4,584

Average AIG adjusted common shareholders' equity
Average AIG Common Shareholders' equity (c)	$41,976	$40,772
Less: Average investments AOCI	(1,992)	(1,155)
Average adjusted common shareholders' equity (d)	$43,968	$41,927

Average AIG core operating shareholders' equity
Average AIG common shareholders' equity	$41,976	$40,772
Less: Average AIG's ownership interest in Corebridge	3,914	1,060
Less: Average investments AOCI - AIG	(1,992)	(1,155)
Less: Average deferred tax assets	3,430	3,205
Average AIG core operating shareholders' equity (f)	$36,624	$37,662

ROE (a÷c)	6.7%	7.5%
Adjusted return on equity (b÷d)	6.4%	10.9%
Core operating ROE (b÷f)	7.7%	12.2%

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Net Premiums Written - Change on Constant Dollar Basis
Three Months Ended March 31, 2026	Global
Commercial
Increase (decrease) as reported in U.S. dollars	27%
Foreign exchange effect	(6)
Increase (decrease) on constant dollar basis	21%

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended March 31,
	2025	2026
North America Commercial
Combined ratio	93.9	85.5
Catastrophe losses and reinstatement premiums	(12.0)	(4.8)
Prior year development, net of prior year premiums	2.4	4.8
Accident year combined ratio, as adjusted	84.3	85.5

International Commercial
Loss ratio	57.4	57.0
Catastrophe losses and reinstatement premiums	(3.4)	(2.0)
Prior year development, net of prior year premiums	0.6	(0.2)
Accident year loss ratio, as adjusted	54.6	54.8

Combined ratio	88.2	87.3
Catastrophe losses and reinstatement premiums	(3.4)	(2.0)
Prior year development, net of prior year premiums	0.6	(0.2)
Accident year combined ratio, as adjusted	85.4	85.1

Global Personal
Loss ratio	66.6	52.2
Catastrophe losses and reinstatement premiums	(12.3)	(1.7)
Prior year development, net of prior year premiums	—	2.2
Accident year loss ratio, as adjusted	54.3	52.7

Combined ratio	107.9	89.4
Catastrophe losses and reinstatement premiums	(12.3)	(1.7)
Prior year development, net of prior year premiums	—	2.2
Accident year combined ratio, as adjusted	95.6	89.9